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FOR:                  MEDIX RESOURCES, INC.

CONTACT:              John R. Prufeta, President and CEO
                      (212) 697-2509
                      (Fax) (212) 681-9817
                      jprufeta@cymedix.com

KCSA                  Joseph A. Mansi / Sarah Shepard
CONTACTS:             (212) 896-1205 / (212) 896-1236 -(Fax) (212) 697-0910
                      jmansi@kcsa.com / sshepard@kcsa.com
                      www.kcsa.com

                                                           FOR IMMEDIATE RELEASE

              MEDIX RESOURCES, INC. REPORTS SECOND QUARTER RESULTS

NEW YORK, August 10, 2000 -- Medix Resources, Inc. (AMEX: MXR) today announced the Company's financial results for the second quarter ended June 30, 2000.

         Revenues from continuing operations for the second quarter of 2000 totaled $126,000. The Company reported no revenues in 1999. Net loss for the second quarter was $1,849,000, or $(0.04) per common share, compared with a net loss of $(604,000), or $(0.03) per common share, for the 1999 second quarter.

         The Company's wholly-owned subsidiary, Cymedix Lynx Corporation, currently provides primarily all of Medix's revenues. Selling, general, and administrative expenses increased approximately $1,590,000, from $421,000 for the three months ended June 30, 1999, to $2,011,000 for the three months ended June 30, 2000, due primarily to increased marketing activities for the Cymedix.com(R) software products. Interest expense was totally eliminated for the three months ended June 30, 2000, due to the pay-down of a credit line in connection with the sale of the Company's staffing business during the first quarter of this year.

         The Company had $3,703,000 in cash as of June 30, 2000, with net working capital of $3,069,000. During the first six months of 2000, net cash used in operating activities was $2,055,000 and additional paid in capital of $5,347,000 was raised from the exercise of options and warrants. Medix may be able to access up to approximately $3 million through the exercise of outstanding callable warrants.

                                     (more)

800 Second Avenue          Tel 212 682 6300          E-mail pr@kcsa.com
New York, NY 10017         Fax 212 697 0910          www.kcsa.com

MEDIX REPORTS/2

- MedixResources Highlights in 2000: - The Company completed the disposition of its legacy staffing business and sold the remaining assets for $1 million to focus solely on the healthcare Internet business opportunity.

- Medix moved its equity listing from the OTCBB to the American Stock Exchange, trading under the stock symbol, MXR.

-    Medix signed a financial advisory agreement with UBS-Warburg Dillon Read.

- Medix reached a definitive agreement with ParkStone Medical Information Systems, Inc. to jointly develop and deploy an integrated solution combining Cymedix business-to-business Internet healthcare communication systems with ParkStone's leading hand-held solutions for physicians.

- Medix gained Web-based claims technology through a perpetual license agreement with ZirMed.com, Inc.

- Medix acquired the assets and assumed liabilities of Automated Design Concepts, Inc., a Web design and hosting services company.

- Shareholders at the Company's Annual Meeting re-elected , John T. Lane, Samuel H. Havens, Joan E. Herman, David R. Pfeil and David B. Skinner M.D., to join John R. Prufeta as Directors of the Company, and ratified and approved the Medix 1999 Stock Option Plan.



          In announcing the second quarter results, John R. Prufeta, President and Chief Executive Officer of Medix, said, "During the course of this year and since our listing on the American Stock Exchange, we have worked hard to build a company infrastructure that will allow us to deliver the quality of services that are needed and required by the healthcare industry. We are establishing the foundation necessary to capture a meaningful share of the healthcare Internet connectivity sector. It is widely recognized that this sector has a potential to be a multi-billion dollar and high-margin market opportunity."

         Mr. Prufeta added, "Medix has also made significant progress in product development, pilot-stage deployments, and the formation of strong strategic alliances. We have added talented executives to our management team and made major inroads with potential customers."

         He concluded, "As I told shareholders at the Company's Annual Meeting in July, with the infrastructure in place, our immediate goals are to strengthen our product offerings, obtain long-term financing, expand our distribution capacity, deploy our regional structure and continue to strengthen our sales efforts and management team. We look forward to communicating further progress to shareholders as we reach key milestones in these areas."

MEDIX REPORTS/3


About Medix Resources, Inc.
         Medix Resources, Inc., through it wholly-owned subsidiary, Cymedix Lynx Corporation, is a developer and provider of a suite of fully secure, patented Internet based software products, that allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling (800) 326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

This press release is available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.